Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

ConversionPoint Holdings, Inc.

We consent to the use in this Registration Statement on Form S-4 of ConversionPoint Holdings, Inc. of our report dated July 26, 2018 relating to the consolidated financial statements of ConversionPoint Technologies Inc. as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and the period from May 20, 2016 through December 31, 2016, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Squar Milner LLP

Newport Beach, California
December 17, 2018